Exhibit F-2


                              [KeySpan Letterhead]

                                November 20, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          This opinion is furnished in connection with the filing of the Application/Declaration on Form U-1, as amended, (File No. 70-9641) (the "Merger Application") with the Securities and Exchange Commission (the "Commission")by KeySpan Corporation ("KeySpan") and ACJ Acquisition LLC ("ACJ"), a direct wholly-owned subsidiary of KeySpan, under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Merger Application requests the Commission's authorization and approval of the acquisition by KeySpan Corporation ("KeySpan") and ACJ of the issued and outstanding common stock of Eastern Enterprises ("Eastern"), pursuant to which Eastern will become a direct, wholly-owned subsidiary of KeySpan (the "Transaction"). Upon consummation of the Transaction, will register as a holding company pursuant to Section 5 of the Act. Accordingly, KeySpan also requests Commission approval for the retention by KeySpan of the existing businesses, investments and nonutility activities of KeySpan and Eastern. Additionally, Eastern has filed an application/declaration with the Commission requesting the Commission's authorization to acquire all of the issued and outstanding common stock of EnergyNorth, Inc. ("EnergyNorth") (hereafter referred to as the "ENI Transaction"). (See File No. 70-9605) Currently, both Eastern and EnergyNorth are exempt holding companies pursuant to
Section 3(a)(1) of the Act. If the Commission approves the ENI Transaction, upon consummation of such transaction, EnergyNorth will become a direct subsidiary of Eastern, and, therefore, an indirect subsidiary of KeySpan. The Commission separately approved the Transaction and ENI Transaction by orders dated November 7, 2000, in Release No. 70-27271 and Release No. 35-27265, respectively. On November 8, 2000, the Transaction closed and KeySpan filed its Notification of Registration on Form U5A (File No. 001-14161) with the Commission.

          I am general counsel to KeySpan and have acted as counsel to KeySpan in connection with the filing of the Merger Application

          In connection with this opinion, either I or attorneys under my supervision in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions

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

                                                                     Exhibit F-2

expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as original and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the statements contained in the Merger Application.

          The opinions expressed below with respect to the Transaction described
in  the  Merger   Application   are  subject  to  the   following   assumptions,
qualifications,  limitations,  conditions and exceptions:

          A. The Transaction has been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors of KeySpan, Eastern, EnergyNorth or of the appropriate Subsidiary, as the case may be.

          B. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

          C. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction have been obtained or made, as the case may be, and have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and the Transaction has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          D. The Commission has duly entered an appropriate order with respect to (i) the Transaction as described in the Merger Application granting and permitting the Merger Application to become effective under the Act and the rules and regulations thereunder and (ii) the ENI Transaction.

          E. The solicitation of proxies from the shareholders of Eastern and ENI with respect to the Transaction was conducted in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          F.        The applicable  waiting  period under the  Hart-Scott-Rodino
                    Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder has expired.

          G. Appropriate corporate actions have been taken by both the issuer and acquirer of the securities contemplated by the Merger Application and the documents transferring the securities have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

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

                                                                     Exhibit F-2


          H. The parties have obtained all material consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, the Transaction was consummated in accordance with the Merger Application:

                    1. All state and federal laws applicable to the proposed Transaction have been complied with;

                    2. KeySpan is a corporation validly organized, duly existing and in good standing in the State of New York. Eastern is a Massachusetts business trust validly organized, duly existing in good standing in the State of Massachusetts;

                    3. The shares of common stock of Eastern acquired by KeySpan in the Transaction were validly issued, fully paid and nonassessable, and KeySpan, as holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the Declaration of Trust of Eastern.

                    4. KeySpan legally acquired the shares of common stock of Eastern.

                    5.        The   consummation  of  the  Transaction  did  not
                              violate the legal rights of the holders of any securities issued by KeySpan.

          I am a member of the State Bar of New York and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Merger Application.

                                           Very truly yours,


                                           /s/ Steven L. Zelkowitz
                                           ------------------------


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